GABLES RESIDENTIAL TRUST

                              ARTICLES OF AMENDMENT


     GABLES RESIDENTIAL TRUST, a Maryland real estate investment trust (the "Trust"), having its principal office in Atlanta, Georgia, hereby certified to the State Department of Assessments and Taxation of the State of Maryland (the "Department") that :

     FIRST: The Trust's Amended and Restated Declaration of Trust, as supplemented by the Articles Supplementary filed with the Department on July 23, 1997 (the "Charter"), is hereby amended by deleting Section 4.1 of the Charter in its entirety and inserting in lieu thereof the following:

     "SECTION 4.1 Authorized Shares. The beneficial interest in the Trust shall be divided into Shares. The total number of Shares which the Trust has authority to issue is one hundred and seventy-one million (171,000,000) shares, consisting of (i) twenty million (20,000,000) preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"); (ii) one hundred million (100,000,000) common shares of beneficial interest, par value $.01 per share ("Common Shares"); and (iii) fifty-one million (51,000,000) excess shares of beneficial interest, par value $.01 per share ("Excess Shares")."

     SECOND: By unanimous written consent in lieu of a meeting of the Board of Trustees of the Trust (the "Board") dated as of March 16, 1998, the Board duly adopted resolutions (i) setting forth the foregoing amendment, (ii) declaring that such amendment was advisable and in the best interest of the Trust and
(iii) directing that such amendment be submitted for consideration at the Trust's annual meeting of shareholders.

     THIRD: At the Trust's annual meeting of shareholders on May 19, 1998, the foregoing amendment was duly approved by the shareholders entitled to vote thereon.

     FOURTH: The foregoing amendment has been duly advised by the Board and approved by shareholders of the Trust.

     FIFTH: Immediately before these Articles of Amendment the Trust had authority to issue 161,000,000 shares consisting of (i) 10,000,000 preferred shares of beneficial interest, par value $.01 per share, (ii) 100,000,000 common shares of beneficial interest, par value $.01 per share, and (iii) 51,000,000 excess shares of beneficial interest, par value $.01 per share, with a total aggregate par value of $1,610,000.

     As amended by these Articles of Amendment, under the Charter the Trust has authority to issue 171,000,000 shares consisting of (i) 20,000,000 preferred shares of beneficial interest, par value $.01 per share, (ii) 100,000,000 common shares of beneficial interest, par value $.01 per share, and (iii) 51,000,000 excess shares of beneficial interest, par value $.01 per share, with a total aggregate par value of $1,710,000.

     SIXTH: The information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law was not changed by the foregoing amendment.

     IN WITNESS WHEREOF, GABLES RESIDENTIAL TRUST has caused these presents to be signed in its name and on its behalf by its Chairman and Chief Executive Officer on May 22,1998.




                         GABLES RESIDENTIAL TRUST

                         By:      /s/ Marcus E. Bromley
                                  ---------------------------------
                                  Marcus E. Bromley
                                  Trustee, Chairman of the Board and
                                  Chief Executive Officer


ATTEST:

/s/ Marvin R. Banks, Jr.
-------------------------------
Marvin R. Banks, Jr.
Secretary

     THE UNDERSIGNED, as Trustee, Chairman of the Board and Chief Executive Officer of Gables Residential Trust, who executed on behalf of the Trust the foregoing Articles of Amendment of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles of Amendment to be the act of said Trust and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



                                          /s/ Marcus E. Bromley
                                          ----------------------------------
                                          Marcus E. Bromley
                                          Trustee, Chairman of the Board and
                                          Chief Executive Officer